SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), dated as of November 1, 2001, is entered into between PLANTRONICS, INC., a Delaware corporation (the "Company"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, the Company and the Bank have previously entered into that certain Credit Agreement, dated as of November 29, 1999 (as amended by that certain First Amendment to Credit Agreement, dated as of November 27, 2000, the "Credit Agreement"), pursuant to the terms of which the Bank has made various financial accommodations available to the Company; and

WHEREAS, the Company and the Bank have agreed to amend the Credit Agreement on the terms and conditions contained herein;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  Defined Terms. Each capitalized term used but not otherwise defined herein has the meaning ascribed thereto in the Credit Agreement.
  Amendments to Credit Agreement.
    Schedule 2.01 to the Credit Agreement is hereby amended and restated in full in the form of Schedule 2.01 attached hereto.
    Section 1.01 of the Credit Agreement is hereby amended by amending and restating the terms "Applicable Commitment Fee Percentage" and "Revolving Termination Date" contained therein to read in full as follows:

    "Applicable Commitment Fee Percentage" means, on any date, one hundred seventy-five thousandths of one percent (0.175%) per annum.

    "Revolving Termination Date" means the earlier to occur of: (a) January 15, 2003; and (b) the date on which the Commitment terminates in accordance with the provisions of this Agreement.

    Section 1.01 of the Credit Agreement is hereby amended by inserting the following terms therein in alphabetical order:

    "Consolidated Current Liabilities" means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the amount of all liabilities which have been or properly should be classified as current liabilities in accordance with GAAP.

    "Quick Ratio" means, as of any date of determination for any period, the ratio of (a) the sum of all cash, marketable securities and trade accounts receivable of the Company and its Subsidiaries on such date of determination (the foregoing determined on a consolidated basis in accordance with GAAP) to (b) Consolidated Current Liabilities.

    Section 2.09(a) of the Credit Agreement is hereby amended to delete the reference to "five-eighths of one percent (0.625%)" contained therein and to substitute therefor a reference to "seven-eighths of one percent (0.875%)."
    Section 8.04(g)(iv) of the Credit Agreement is hereby amended and restated to read in full as follows:

    if such Acquisition involves a dollar amount of $10,000,000 or more, the Company has obtained the Bank's express prior written consent prior to the consummation of such Acquisition;

    Section 8.07 of the Credit Agreement is hereby amended and restated to read in full as follows:

    8.07 Use of Proceeds.

    The Company shall not, and shall not suffer or permit any of its Subsidiaries to, use: (a) any portion of the proceeds of any Loan or Letter of Credit, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock or (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock; or (b) more than $350,000,000 of proceeds of Loans or Letters of Credit to pay cash dividends to its common stock shareholders or to repurchase or redeem its common stock, in each case to the extent otherwise permitted under Section 8.09(c).

    Section 8.09(c) of the Credit Agreement is hereby amended and restated to read in full as follows:

    (c) declare or pay cash dividends to its common stock shareholders or repurchase or redeem its common stock; provided that the aggregate amount of all such dividends declared or paid and common stock repurchased or redeemed in any four consecutive fiscal quarter period (including the quarter in which any such cash dividends are declared or paid or any such common is repurchased or redeemed) shall not exceed: (i) if the date of any declaration or payment of any such cash dividends or the repurchase or redemption of any such common stock (any such date, a "Threshold Date") occurs during the Company's fiscal year ending 2002, $75,000,000; and (ii) if any Threshold Date occurs thereafter, 50% of the amount of the cumulative consolidated net income of the Company and its Subsidiaries (net of cumulative losses) reported in the eight consecutive fiscal quarter period ending with the fiscal quarter immediately preceding such Threshold Date;

    Sections 8.11 and 8.12 of the Credit Agreement are hereby amended and restated to read in full as follows:

  8.11 Net Funded Debt to EBITDA Ratio.

  The Company shall not permit as of the last day of any fiscal quarter the Net Funded Debt to EBITDA Ratio to be greater than 1.25 to 1.00.

  8.12 Interest Coverage Ratio; Quick Ratio.

  (a) The Company shall not permit as of the last day of any fiscal quarter the Interest Coverage Ratio to be less than 6.00 to 1.00.

  (b) The Company shall not permit as of the last day of any fiscal quarter the Quick Ratio to be less than 1.00 to 1.00.

  Representations, Warranties and Covenants. As of the date hereof, the Company hereby remakes all of the representations and warranties made by it in the Credit Agreement (except to the extent such representations and warranties expressly relate solely to an earlier date) and reaffirms all of its covenants and other obligations contained in the Credit Agreement. The Company further certifies that: (a) as of the date hereof, there exists no Default or Event of Default; and (b) no Default or Event of Default will result from the effectiveness of this Amendment.
  General Provisions.
    Except as otherwise expressly provided herein, all of the terms and conditions of the Credit Agreement shall remain unchanged and in full force and effect.
    This Amendment shall be deemed incorporated into, and a part of, the Credit Agreement. This Amendment is a Credit Document.
    This Amendment is made pursuant to Section 10.01 of the Credit Agreement and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.
    This Amendment shall become effective as of the date first written above upon the execution and delivery of this Amendment by each of the parties hereto. This Amendment may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of such counterparts taken together shall be deemed to constitute but one and the same instrument. Each of the parties hereto understands and agrees that this Amendment may be delivered by any party thereto either in the form of an executed hard copy original or an executed original sent by facsimile transmission to be followed promptly by delivery of a hard copy original, and that any failure by any party to receive the hard copy executed original of this Amendment shall not diminish the binding effect of receipt of an executed original sent by facsimile transmission.
    The illegality or unenforceability of any provision of this Amendment shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment, the Credit Agreement or any other Credit Document.
    The Company hereby confirms that the provisions set forth in Article 10 of the Credit Agreement (including, without limitation, Section 10.04(a) as to governing law and Section 10.04(b) as to jurisdiction) are applicable to this Amendment, and the Company hereby reaffirms all of its obligations under Article 10 of the Credit Agreement in respect of this Amendment, including, without limitation, under Section 10.04 thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PLANTRONICS, INC.

a Delaware corporation

By: /s/ Barbara V. Scherer

Barbara V. Scherer

Title: Chief Financial Officer and

Senior Vice President, Finance

By: /s/ Richard R. Pickard

Title: General Counsel and

Vice President, Legal

WELLS FARGO BANK, NATIONAL

ASSOCIATION

/s/ R, Steve Seldomridge

R. Steve Seldomridge

Title: Vice President

SCHEDULE 2.01

To Credit Agreement

Commitment

Wells Fargo Bank, National Association

Commitment: $75,000,000.00

Applicable Percentage: 100%